"Exhibit 99.1"

99¢ ONLY STORES® ANNOUNCES A $5.2 MILLION LOSS FOR THE SECOND QUARTER OF FISCAL 2008 ENDED SEPTEMBER 30, 2007

CITY OF COMMERCE, CA – November 8, 2007 - 99¢ Only Stores® (NYSE:NDN) (the “Company”) announces its financial results for the second quarter of fiscal 2008 ended September 30, 2007.  The Company is filing its Form 10-Q for the second quarter ended September 30, 2007 concurrently with this release.

The Company reports for the quarter ended September 30, 2007 a loss per share, basic and diluted, of $0.07 on a net loss of $5.2 million, compared to same quarter 2006 net loss of $5,000.  Despite an 11.4% increase in total sales, the net loss widened primarily due to proportionally higher cost of sales and SG&A expenses, including a store impairment charge of $0.5 million.  For the six months ended September 30, 2007, the Company reports a loss per share, basic and diluted, of $0.03 on a net loss of $2.2 million compared to the six months ended September 30, 2006 diluted earnings per share of $0.03 on net income of $1.9 million.

As previously reported, total sales for the quarter ended September 30, 2007 were $290.9 million.  Retail sales for the quarter ended September 30, 2007 were $280.6 million, up 11.5% from retail sales of $251.8 million for the same quarter last year.  The Company's same-store-sales for the second quarter ended September 30, 2007 increased 6.1% versus the same quarter last year. For this period, the number of overall same-store-sales transactions increased by 4.3% and the average transaction size increased by 1.8%, from $9.17 to $9.34.

Eric Schiffer, CEO, said, "As previously stated in our second quarter sales release, we are reporting a loss for the second quarter of fiscal 2008. Gross margin was negatively impacted this quarter by commodity price increases, higher scrap rates of produce items and inventory shrink, while last year’s margins benefited from a significant reduction in excess and obsolete reserves.  Additionally, SG&A expenses grew primarily as a result of higher distribution and transportation costs, increased store controllable costs including supplies and utility usage, and higher wages primarily due to minimum wage increases which were partially offset by productivity improvements helped by the leverage of increased comp store sales on fixed costs.  While compliance related administrative costs are reduced from last year, these costs are still higher than we hope to achieve going forward.”

“In early October we implemented a more flexible pricing structure with variable price points below 99¢ (such as 79¢, 59¢, and 39¢) that we believe will allow us to better manage and absorb the impact of commodity price increases and improve our margins going forward.  We are taking concrete steps to reduce shrink due to theft and scrap, including implementing a loss prevention exception reporting software system and re-engineering our perishable allocation process during the third quarter.  Over the past three months we reduced the number of SKU’s in our Distribution Center.  We are partnering with our vendors to develop more efficient product configuration and packaging that reduces distribution and/or store labor cost as a percentage of sales without impacting, and hopefully enhancing, sales levels.”

“Despite our disappointing results for the quarter, we remain excited about our format and growth potential. Our increasing customer traffic clearly indicates the popularity of our concept with our customers, and we expect our current quarter to be our ninth positive comp quarter in a row.  Maintaining sales growth while improving gross margin and reducing SG&A as a percentage of sales are our top priorities for the second half of fiscal 2008 and into the future.  We look forward to discussing our second quarter results as well as our plans for increasing our company’s profitability during our conference call tomorrow morning.”

CONFERENCE CALL DETAILS

The Company’s conference call to discuss our second quarter and the other matters described in this release is scheduled for 8 a.m. Pacific Time, Friday, November 9, 2007.  If you would like to participate in the Company’s conference call, please phone the Link conference call operator at 1-206-315-1857 (U.S. and Canada) about nine minutes before the call is scheduled to begin and hold for an operator to assist you.  Please inform the operator that you are calling in for 99¢ Only Stores’ Second Quarter Fiscal 2008 Earnings Release conference call, and be prepared to provide the operator with your name, company name, and position if requested.  A digital playback of the call will be made available about twenty-four to forty-eight hours after completion of the call and will remain available for seven days after the call.  To access the digital playback, please go to the following link to register.

▪	Digital Playback Link: http://reg.linkconferencecall.com/DigitalPlayback/DigitalPlaybackRegistration.aspx?recid=5673

A copy of this press release and any other financial and statistical information about the period to be presented in the conference call will be available prior to the call at the section of the Company’s website entitled “Investor Relations” at www.99only.com.

EXCERPTED INFORMATION FROM THE 10-Q FOR THE QUARTER ENDED SEPTEMBER 30, 2007

99¢ ONLY STORES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	September 30, 2007	March 31, 2007
	(Unaudited)
ASSETS
Current Assets:
Cash	$1,085	$983
Short-term investments	95,592	117,013
Accounts receivable, net of allowance for doubtful accounts of $220 and $252 at September 30, 2007 and March 31, 2007	2,381	2,687
Income taxes receivable	10,281	2,784
Deferred income taxes	28,343	28,343
Inventories	168,582	152,793
Other	9,680	8,931
Total current assets	315,944	313,534
Property and equipment, net	279,457	273,566
Long-term deferred income taxes	17,760	17,760
Long-term investments in marketable securities	21,283	23,873
Deposits and other assets	14,177	14,402
Total assets	$648,621	$643,135

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$26,784	$28,934
Payroll and payroll-related	10,243	9,361
Sales tax	4,497	4,519
Other accrued expenses	22,574	17,275
Workers’ compensation	42,882	43,487
Current portion of capital lease obligation	57	55
Construction loan, current	7,319	13
Total current liabilities	114,356	103,644
Deferred rent	9,159	8,320
Deferred compensation liability	4,469	4,014
Capital lease obligation, net of current portion	614	644
Construction loan, non-current	—	7,286
Total liabilities	128,598	123,908

Commitments and contingencies
Shareholders’ Equity:
Preferred stock, no par value – authorized, 1,000,000 shares; no shares issued or outstanding	—	—
Common stock, no par value – authorized, 200,000,000 shares; issued and outstanding, 70,056,774 shares at September 30, 2007 and 69,941,719 shares at March 31, 2007	226,869	223,414
Retained earnings	293,378	295,585
Other comprehensive (loss) income	(224)	228
Total shareholders’ equity	520,023	519,227
Total liabilities and shareholders’ equity	$648,621	$643,135

99¢ ONLY STORES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2007	2006	2007	2006
Net Sales:
99¢ Only Stores	$280,617	$251,769	$563,474	$505,770
Bargain Wholesale	10,289	9,333	20,408	18,946
Total sales	290,906	261,102	583,882	524,716

Cost of sales (excluding depreciation and amortization expense shown separately below)	182,788	159,134	361,651	322,858
Gross profit	108,118	101,968	222,231	201,858
Selling, general and administrative expenses:
Operating expenses (includes asset impairment of $531 for the three and six months ended September 30, 2007)	109,642	95,583	214,944	187,290
Depreciation and amortization	8,257	8,097	16,464	16,139
Total selling, general and administrative expenses	117,899	103,680	231,408	203,429
Operating loss	(9,781)	(1,712)	(9,177)	(1,571)

Other (income) expense:
Interest income	(1,858)	(1,879)	(3,866)	(4,023)
Interest expense	220	225	395	376
Other	(322)	(51)	(345)	(102)
Total other (income), net	(1,960)	(1,705)	(3,816)	(3,749)
(Loss) income before provision for income taxes	(7,821)	(7)	(5,361)	2,178
(Benefit) provision for income taxes	(2,650)	(2)	(3,154)	326
Net (loss) income	$(5,171)	$(5)	$(2,207)	$1,852
(Loss) earnings per common share:
Basic	$(0.07)	$0.00	$(0.03)	$0.03
Diluted	$(0.07)	$0.00	$(0.03)	$0.03
Weighted average number of common shares outstanding:
Basic	70,054	69,914	70,027	69,799
Diluted	70,054	69,914	70,027	69,975

99¢ ONLY STORES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(amounts in thousands)
(Unaudited)

	Six Months Ended September 30,
	2007	2006
Cash flows from operating activities:
Net (loss) income	$(2,207)	$1,852
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	16,464	16,139
Loss on disposal of fixed assets (includes asset impairment of $531 for the six months ended September 30, 2007)	572	287
Excess tax benefit from share-based payment arrangements	(130)	(585)
Deferred income taxes	—	(97)
Stock-based compensation expense	2,431	2,515
Tax benefit from exercise of non qualified employee stock options	252	928
Changes in assets and liabilities associated with operating activities:
Accounts receivable	306	1,142
Inventories	(15,208)	6,394
Other assets	(494)	(2,518)
Deposits	(12)	72
Accounts payable	(2,150)	(7,079)
Accrued expenses	2,156	(107)
Accrued workers’ compensation	(605)	(1,742)
Income taxes	(7,497)	(3,316)
Deferred rent	839	(394)
Net cash (used in) provided by operating activities	(5,283)	13,491

Cash flows from investing activities:
Purchases of property and equipment	(18,777)	(18,185)
Purchase of investments	(78,925)	(66,501)
Sale and maturity of available for sale securities	102,193	64,441
Net cash provided by (used in) investing activities	4,491	(20,245)

Cash flows from financing activities:
Payments of capital lease obligation	(28)	(48)
Proceeds from exercise of stock options	772	1,314
Proceeds from the consolidation of construction loan	20	1,032
Excess tax benefit from share-based payment arrangements	130	585
Net cash provided by financing activities	894	2,883
Net increase (decrease) in cash	102	(3,871)
Cash and cash equivalents - beginning of period	983	4,958
Cash and cash equivalents - end of period	$1,085	$1,087

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99¢ Only Stores®, the nation's oldest existing one-price retailer, operates 260 extreme value retail stores in California, Texas, Arizona and Nevada, and also operates a wholesale division, Bargain Wholesale. The Company’s next store is scheduled to open on November 17th in Tulare, California. 99¢ Only Stores® emphasizes quality name-brand consumables, priced at an excellent value, in convenient, attractively merchandised stores, where nothing is over 99¢.

We have included statements in this release that constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act and Section 27A of the Securities Act. The words "expect," "estimate," "anticipate," "predict," "believe," “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. Such statements appear in this release and include statements regarding the intent, belief or current expectations of the Company, its directors or officers with respect to, among other things, trends affecting the financial condition or results of operations of the Company, the business and growth strategies of the Company, the sales results of the third quarter of fiscal 2008, and the results of the Company’s operational improvements. The shareholders of the Company and other readers are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those projected in this release for the reasons, among others, discussed in the reports and other documents the Company files from time to time with the Securities and Exchange Commission, including the risk factors contained in the Section – “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

Note to Editors: 99¢ Only Stores® news releases and information available on the World Wide Web at http://www.99only.com.  Contact Rob Kautz, EVP & CFO, 323-881-1293.